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                                                                     Exhibit 4.3

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                            PRIME HOSPITALITY CORP.,

                              ALPINE HOLDING CORP.

                                       and

                         U.S. BANK NATIONAL ASSOCIATION
              (formerly known as First Bank National Association),
                                   as Trustee

                          ----------------------------


                          SECOND SUPPLEMENTAL INDENTURE

                           dated as of April 30, 2002

                          ----------------------------


         Series A and Series B 9 3/4% Senior Subordinated Notes Due 2007

                          ----------------------------

             Supplementing the Indenture dated as of March 26, 1997





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         SECOND SUPPLEMENTAL INDENTURE dated as of April 30, 2002 ("Second
Supplemental Indenture") among PRIME HOSPITALITY CORP., a Delaware corporation (the "Company"), Alpine Holding Corp., a Delaware corporation (the "Guarantor") and U.S. BANK NATIONAL ASSOCIATION (formerly known as First Bank National Association), as trustee (the "Trustee"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Indenture (as defined below).

                                 R E C I T A L S

         WHEREAS, the Company and the Trustee executed and delivered the Indenture dated as of March 26, 1997 (the "Indenture"), providing for the issuance thereunder by the Company and the authentication and delivery by the Trustee, of the Company's 9 3/4% Series A Senior Subordinated Notes due 2007 and the Company's 9 3/4% Series B Senior Subordinated Notes due 2007 (collectively, the "Notes");

         WHEREAS, the Company has commenced an offer to purchase the Notes and, in connection therewith, a solicitation (the "Consent Solicitation") of consents (the "Consents") from the registered holders thereof (the "Holders") to certain amendments to the Indenture, the particulars of which are more fully set forth herein (the "Amendments"); and

         WHEREAS, the Holders of a majority in aggregate principal amount of the outstanding Notes have consented to the Amendments in accordance with the provisions of Section 9.02 of the Indenture;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual premises and covenants contained herein and for other good and valuable consideration, the parties hereto agree, for the equal and ratable benefit of the respective Holders from time to time of the Notes, as follows:

                                   ARTICLE ONE

                           AMENDMENT OF THE INDENTURE

SECTION 1.01. Deletion of Certain Provisions and Release of Obligations under Certain Covenants.

                 (a) Each of the following provisions of the Indenture is hereby deleted and eliminated in its entirety, without any redesignation of any other provision of the Indenture:

                           Section          4.07
                           Section          4.08
                           Section          4.09
                           Section          4.11
                           Section          4.16
                           Section          4.17
                           Section          4.19
                           Section          4.21
                           Section          5.01
                           Section          5.02

         All references in the Indenture, as amended by this Second Supplemental Indenture, to any of the provisions deleted and eliminated as provided above, shall also be deemed deleted and eliminated.



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                 (b) As of the date of this Second Supplemental Indenture, the
Company and the Guarantor may omit to comply with, and shall have no liability in respect of, any term, condition or limitation set forth in the above listed Sections, whether directly or indirectly, by reason of any reference in the Indenture or other documents to any such Section or by reason of any reference in any such Section to any other provision in the Indenture or in any other document, and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 of the Indenture.

                                   ARTICLE TWO

                                  MISCELLANEOUS

         SECTION 2.01. Effect. This Second Supplemental Indenture shall take effect on the date hereof. The provisions set forth in this Second Supplemental Indenture shall be deemed to be, and shall be construed as part of, the Indenture to the same extent as if set forth fully therein. All references to the Indenture in the Indenture or in any other agreement, document or instrument delivered in connection therewith or pursuant thereto shall be deemed to refer to the Indenture as amended by this Second Supplemental Indenture. Except as amended hereby, the Indenture shall remain in full force and effect.

         SECTION 2.02. Trust Indenture Act Controls. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with the duties imposed by operation of Section 318(c) of the Trust Indenture Act, the imposed duties shall control.

         SECTION 2.03. Governing Law. The internal law of the state of New York shall govern and be used, without reference to its choice of law principles (other than sec. 5-1401 of the General Obligation Law), to construe this Second Supplemental Indenture.

         SECTION 2.04. Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

         SECTION 2.05. Severability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         SECTION 2.06. Effect of Headings. The headings of the Articles and Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.




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         IN WITNESS WHEREOF, the parties have caused their names to be signed to this Second Supplemental Indenture by their respective duly authorized officers, as of the date first written above.



                            PRIME HOSPITALITY CORP.




                            By:_____________________________________

                            Its:____________________________________


                            ALPINE HOLDING CORP.




                            By:_____________________________________

                            Its:____________________________________





                            U.S. BANK NATIONAL ASSOCIATION,
                            as Trustee


                            By:_____________________________________

                            Its:____________________________________